Exhibit 99.1

ADVANCED TISSUE
SCIENCES®

NEWS RELEASE

Contact
Abe Wischnia
Senior Director, Investor Relations
(858) 713-7992

Advanced Tissue Sciences Announces Plan to Sell Dermagraft Joint Venture
Interest to Smith & Nephew Through Voluntary Chapter 11 Reorganization

LA JOLLA, Calif., October 10, 2002—Advanced Tissue Sciences, Inc. (NASDAQ: ATIS) today announced it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California. A filing under Chapter 11 allows a company to continue operating in the ordinary course of business while it evaluates and formulates its restructuring plans.

As part of the filing, the company also filed a “363 motion” to allow the free and clear sale of its interest in the Dermagraft joint venture to Smith & Nephew, its partner in the joint venture, in a manner that would assure uninterrupted availability of Dermagraft® and TransCyte® to doctors and patients as well as human collagen for Inamed. If approved by the court, Smith & Nephew would purchase the company’s interest in their joint venture and related assets for $12 million which includes $10 million in cash and assumption of $2 million of indebtedness. As a result, after the closing of the transaction, ATIS will cease to fund the costs of the joint venture. Consummation of the transaction is subject to a number of other conditions including no material adverse changes and approval of the bankruptcy court. The company is seeking an expedited hearing date on this matter within the next 30 to 45 days.

ATIS also announced that, subject to approval by the bankruptcy court, it has an agreement for up to $5 million of Debtor-in-Possession financing from Smith & Nephew in order to finance the operations of the company for 60 days while the company seeks court approval of the sale. Any amounts advanced by Smith & Nephew under the financing agreement will reduce the purchase price

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in the sales transaction. The amount of the financing is not representative of the company’s anticipated future rate of expenditure as it includes the company’s financing obligations to the Dermagraft joint venture.

If the sale to Smith & Nephew is consummated, the companies will enter into a manufacturing and supply agreement under which Smith & Nephew will manufacture dermal fibroblast products for future applications other than wound care such as cardiovascular and periodontal. Smith & Nephew would also manufacture human collagen and extra cellular matrix for aesthetic and surgical products markets and NouriCelTM for cosmetic and other applications. The rights for uses of these products outside of wound care will remain with Advanced Tissue Sciences. Since collagen has been manufactured by the Dermagraft joint venture for the company, that manufacturing relationship is expected to continue and the company expects to receive collagen royalty payments from Inamed.

Subject to closing of the transaction, Smith & Nephew intends to offer jobs to about 115 current ATIS employees. At this time it is anticipated that about 35-40 employees would remain at ATIS after the sale. Approximately 70 positions have been eliminated as part of the restructuring of the company and ATIS expects to take a charge of approximately $5 million relating to the restructuring. However the amount of such a charge will be at least partially dependent upon the approval of the bankruptcy court to make certain payments.

“We are deeply disappointed at having to take this step,” said Arthur J. Benvenuto, ATIS chairman, president and CEO. “While we continue to be pleased with the clinical performance of Dermagraft for the treatment of diabetic foot ulcers and TransCyte for burns, as we look ahead, our forecasts indicate ongoing significant financing requirements to bring the joint venture to profitability.

“Given the current uncertainty regarding capital markets, we had limited responsible alternatives and difficult choices for ways that could both sustain current operations for the wound care products while preserving alternative approaches to business opportunities for the company.

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“Assuming approval of this arrangement with Smith & Nephew, we believe we will be better situated to apply our resources more effectively and get current cash value for our wound care products while knowing that Smith & Nephew will continue, on an uninterrupted basis, to provide Dermagraft and TransCyte to the patients who need them,” Benvenuto said.

Chris O’Donnell, Chief Executive of Smith & Nephew said “Dermagraft and TransCyte are offering excellent therapeutic benefits to patients. Whilst it is disappointing that Advanced Tissue Sciences cannot continue to fund the Dermagraft joint venture, we believe it will benefit both Smith & Nephew and wound care patients to acquire control and realize the full potential of these products.”

ATIS and Smith & Nephew have also decided to dissolve their NeoCyte joint venture to develop human cartilage and postpone the preclinical trials that were upcoming. As a result of the dissolution of the NeoCyte joint venture, ATIS and Smith & Nephew will both have rights to pursue the cartilage technology going forward.

The company also announced that it intends to withdraw the 10 million share shelf registration it filed with the SEC in June.

The company’s board of directors is still assessing details of the restructuring plan and has retained an independent firm to analyze the value of the company under alternative approaches to business opportunities and capital structure.

Background Information

Advanced Tissue Sciences is redefining tissue repair and transplantation with human-based products developed and derived from its patented tissue-engineering technology. More information on Advanced Tissue Sciences is available at www.advancedtissue.com.

Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. Risks and uncertainties exist in the company’s operations, including, without limitation, uncertainties related to the impact of the Chapter 11 filing on the company’s operations and prospects, the ability of the company to successfully reorganize,

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whether the sale of the company’s joint venture interest to Smith & Nephew will be consummated, the ability to obtain additional milestones and financing to continue operations, a history of operating losses and accumulated deficits, the company’s reliance on collaborative relationships, the outcome of clinical trials, the ability to obtain the appropriate regulatory approvals, the company’s ability to develop and successfully commercialize products, market acceptance of products, the company’s ability to obtain and retain patent protection, as well as other risks detailed from time to time in publicly available filings with the Securities and Exchange Commission including, without limitation, Advanced Tissue Sciences’ Annual Report on Form 10-K for the year ended December 31, 2001 and the company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002. The company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances arising after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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